INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Phunware, Inc. on Form S-8 of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Phunware, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 appearing in the Annual Report on Form 10-K of Phunware, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP
Houston, TX
January 22, 2024